SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 29, 2010

ELEPHANT TALK COMMUNICATIONS INC.
(Exact name of registrant as specified in Charter)

California	000-30061	95-4557538
(State of other Jurisdiction of incorporation)	(Commission file no.)	(IRS employer identification no.)

19103 Centre Rose Boulevard Lutz, FL 33558 United States
(Address of principal executive offices)

+ 1 813 926 8920
(Issuer's telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Unregistered Sales of Equity Securities

Automatic Conversion of 2009 12% Convertible Promissory Notes

On November 19, 2010, the twenty day average closing price of the common stock of Elephant Talk Communications, Inc. (the “Company”) exceeded $3.18.  As a result and pursuant to their terms, all outstanding 12% convertible promissory notes (the “Notes”) issued in connection with the Company’s 2009 private placement offering of units consisting of Notes and warrants to purchase shares of the Company’s common stock, no par value (the “Units”), plus all interest due the holder of the Note, automatically converted into common stock at the previously established conversion price of one (1) share of common stock per each $1.35 in principal plus interest due.  The Units are more fully described in the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on August 6, 2009, August 24, 2009, September 10, 2009, October 5, 2009 and November 10, 2009 and in the Company’s quarterly filings on Form 10-Q and annual report for the year ended December 31, 2009 filed with the Commission on March 31, 2010.

As of November 20, 2010, the Notes only represented the right to receive such issuable shares of common stock.  Further, upon the automatic conversion of the Notes and pursuant to the terms of the Notes, the amounts due thereunder were deemed fully paid and satisfied and there will be no further Notes outstanding.  In connection with the automatic conversion of the Notes, the Company expects to issue approximately 3,644,775 shares of common stock.  In aggregate, including shares previously issued upon conversion of a portion of the Notes, the Company will have issued 9,933,419 shares in connection with the conversion of all of the Notes.

Item 8.01.  Other Events

Automatic Conversion of QAT II Loans and Notes

As previously stated in the Company’s Current Report on Form 8-K filed with the Commission on October 15, 2010, certain loans and promissory notes held by QAT II Investments, SA, an investment entity related to the Company (“QAT II”), aggregating $8,125,571 automatically converted into units consisting of one share of common stock and one warrant to purchase one share of common stock at a price of one unit per each $1.20 in outstanding.  This resulted in the issuance of 6,771,311 shares of common stock and warrants to purchase up to 6,771,311 shares of common stock (at an exercise price of $1.50) to QAT II.

Conversion of other outstanding 2009 12% Convertible Promissory Notes

As from October 1, 2010 up till November 19, 2010 conversion notifications from Note holders were received for a principal amount of $2,113,782 excluding accrued and deferred interest for an amount of $88,316. Following these requests and including accrued and deferred interest, the Company subsequently issued 1,631,201 shares to these investors.

Conversion notifications received on November 19, 2010 and afterwards are classified as “Automatic” conversions and represent a total amount of $4,600,855 of principal and will be converted into 3,644,775 shares together with the accumulated deferred interest and/or accrued interest for a total amount of $319,582.

Impact on financial position of the Company

Compared to September 30, 2010, the conversions of the remaining outstanding of the 2009 12% Promissory Notes and QAT II 2010 loans, result in:

-	a reduction of the “convertible 14% loan” from $2,518,220 to zero.
-	a reduction of the “convertible 12% note from $294,000 to zero.
-	a reduction of the “warrant liabilities” from $38,587,322 to zero due to reclassification into equity.
-	a reduction of the “conversion feature” liability from $16,353,793 to zero.

As a result of the above the Company estimates the impact on stockholders’ equity to be:
-	an increase of issued common stock ( including the conversion feature reclassification)
with $40 million,
-	an increase of warrant equity with $51 million,
-
expense recognition which had an impact on our accumulated deficit of approximately $35 million due to the associated and un-accreted debt discount, deferred financing charges, revaluations of warrant liabilities and revaluation of conversion features through date of conversion.

together resulting in a stockholders’ equity improvement after September 2010 of around $56 million. The Company’s calculations on the impact on the financial position of the Company represents estimates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ELEPHANT TALK COMMUNICATIONS INC.

/s/ Steven van der Velden
Steven van der Velden
Chief Executive Officer

Dated:  November 29, 2010